Exhibit 10.29

1050 Westlakes Drive Berwyn, PA 19312 Tel (+1) 610 893 9700 Fax (+1) 610 893 9702	te.com

September 30, 2020

Kevin Rock

Dear Kevin,

The purpose of this letter agreement is to confirm the changes that will be taking place with respect to your employment relationship with TE Connectivity in connection with your decision to retire. Effective October 1, 2020, you will be stepping out of your roles as President, Industrial Solutions Segment, and executive officer of TE Connectivity Corporation and its affiliates (the “Company”). You will remain with the Company as the Interim President and General Manager for the AD&M business unit until a new General Manager is hired, onboarded and transitioned. The terms of your employment effective October 1, 2020, are as follows:

Title: Interim General Manager, Aerospace Defense & Marine business unit

Employment Status: Full time, Band 0, reporting to TE Chief Executive Officer

Salary: Your current annualized salary rate will remain in effect.

AIP: You will be eligible to receive an AIP award on a pro-rated basis based upon your termination date.

LTI Awards: You will not be eligible to receive any further long-term incentive awards. You will continue to vest in your outstanding long-term incentive awards during your employment with TE.

Employee Benefits: You will continue to receive all elected benefits at active employee rates through the term of your employment.

TE Connectivity Ltd.

Duration: As agreed between you and the TE Chief Executive Officer.

Service for Other Companies: You will not be permitted to assume an employment or consulting position with any other company during the term of your employment with TE. You continue to be subject to any/all confidentiality, non-compete and non-solicitation obligations under the terms of the TE Connectivity Confidentiality and Invention Assignment Agreement previously executed by you in connection with your employment with TE and the Limited Non-Competition Agreement previously executed by you upon your acceptance of the terms and conditions of the Annual Incentive Plan, which agreements (collectively, the “Surviving Agreements”) remain in full force and effect.

As a result of your stepping out of your role of President, Industrial Solutions, you will no longer be a Section 16 officer of the Company under U.S. securities laws and no longer be a member of the Swiss executive management under the Swiss Code of Obligations. However, since you will continue to have access to material non-public information regarding TE Connectivity, you will remain part of the trading window group and you will continue to be notified by email when the trading window opens and closes.

With the exception of the Surviving Agreements, this letter agreement supersedes any and all prior employment agreements including your Executive Employment Agreement dated December 15, 2015, which shall terminate effective October 1, 2020, unless earlier terminated pursuant to its terms.

Please sign below to signify your agreement.

Sincerely,

/s/ Tim Murphy

Timothy Murphy

SVP, Chief Human Resources Officer

ACCEPTED:

/s/ Kevin Rock

Kevin RockDate: September 30, 2020